Exhibit 99.1

Southwest Water Company

Sells Master Tek Subsidiary

LOS ANGELES—June 30, 2005—Southwest Water Company (NASDAQ:SWWC) today announced that it has sold Master Tek International, Inc., a wholly owned subsidiary that provides utility submetering and billing and collection services for multi-family residential properties nationwide, to Minol USA for approximately $12 million. Southwest Water does not anticipate that this sale will have a significant impact on its ongoing operations.

Southwest Water expects to record a pretax loss of approximately $4 million on the sale.  The company sold the stock of Master Tek, for which it received net cash of approximately $10 million after transaction costs and other retained liabilities.  Both the loss on sale and historical business results of Master Tek will be reflected as discontinued operations in the company’s financial statements.

Acquired by Southwest Water in April 2000, Master Tek employed approximately 50 people at the time of the sale, had revenues of approximately $8.4 million in 2004 and total assets of $15.9 million as of December 31, 2004.

Anton C. Garnier, Southwest Water chairman and chief executive officer, said, “We completed a strategic review process and concluded that the growth opportunities involving our core competencies of operating and managing water and wastewater systems exceed those of the submetering business.   In the five years since we acquired Master Tek, significant changes in the utility submetering market have reduced our ability to grow the business profitably without making a significant capital commitment.  We also determined that submetering services did not provide benefits to our other businesses and at this time, a sale to a company that specializes in the submetering industry is the best solution.  We believe rate-regulated water and wastewater utilities and contract services offer the potential for a higher return on investment, and for that reason it simply makes sense for us to focus our efforts on what we do best.”

Southwest Water Company provides a broad range of operations, management and maintenance services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract.  More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including the company’s 2004 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

For Further Information:
	Southwest Water Company	PondelWilkinson Inc.
	624 S. Grand Ave., Suite 2900	1880 Century Park East, Suite 700
	Los Angeles, CA 90017	Los Angeles, CA 90067
	(213) 929-1800	(310) 279-5969
	www.swwc.com	www.pondel.com
CONTACT:	Cheryl L. Clary	CONTACT:	Robert Jaffe
	Chief Financial Officer		Vice President

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